Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, 333-119850, 333-129421 and 333-153852 on Form S-8, and No. 333-156096 on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements of Boyd Gaming Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption in 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109,), and the effectiveness of Boyd Gaming Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 2, 2009